Exhibit 10.14

October 25, 2002

Jaime Reloj

RE:	PROMOTION

Dear Jaime:

I am pleased to confirm your promotion with Avanex (the “Company”) to the position of Vice President, Sales and Product Marketing. This is a full-time, regular, exempt position of considerable responsibility, integral to our continued business development and success. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

The specific terms of your new position are as follows:

Base Salary: You will be compensated at a bi-weekly rate of $7,307.70, paid every other Friday, in accordance with the Company’s normal payroll procedures. (This represents an equivalent annual rate of pay of $190,000.00).

Your new base salary and the Sales Commission Bonus Program outlined below constitute your entire cash compensation package and shall replace any prior bonus and/or automobile allowance payments which you may have been eligible to receive in your prior position.

Sales Commission Bonus Program: For fiscal year 2003, you will be eligible to participate in a sales commission bonus program, in lieu of any other incentive bonus program offered to senior executives. Any sales commission bonus payments under this program will be made quarterly, following the close of each quarter. In general terms, we anticipate that the amount of the quarterly commission and bonus payment will equal fifty (50) percent of your quarterly base salary, if performance results meet AOP target levels. Specific terms of the sales commission bonus program will be defined in a separate document, to be provided to you at a later date.

Effective Date: The effective date of your promotion was October 7, 2002.

Work Location: Your place of work will continue to be our offices in Fremont, California. Frequent business travel, including international travel, is expected in connection with your job duties and responsibilities. You will be reimbursed for reasonable business travel expenses as

Jaime Reloj

October 25, 2002

approved by the President and CEO and in accordance with the Company’s travel and expense reimbursement policies.

Reporting: You will report to Paul Engle, President and CEO.

Benefits: As a fulltime, regular Company employee, you will continue to be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans, subject to the terms of those plans. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

At-Will Employment: You should be aware that your employment with the Company will continue to be “at-will” employment. As you know, this means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company.

Conflict of Interest: As a condition of your promotion, you will continue to be subject to the Company’s policies, including the conflict of interest policy. As you are aware, the conflict of interest policy requires that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In accepting this promotion, you are reaffirming your representation to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements or understandings that may affect your eligibility to continue to be employed by the Company or limit the manner in which you may be employed.

Jaime Reloj

October 25, 2002

Employment, Confidential Information, Invention Assignment and Arbitration Agreement: As a condition of your promotion, you will continue to be subject to your Employment, Confidential Information, Invention Assignment and Arbitration Agreement including any amendments to the arbitration provision therein. As you are aware, such agreements require, among other provisions, the assignment of patent rights to any invention made during your employment at Avanex and non-disclosure of proprietary information, as well as the arbitration of certain employment-related disputes. You will also be required to sign an acknowledgment that you have read and understand the Company policies and procedures (as set forth on the Company’s Outlook “Public Files” system or other similar electronic system that the Company may designate), and you will be expected to abide by all Company policies and procedures.

Indemnification Agreement: The Company will offer you the opportunity to become a party to its standard form of indemnification agreement for officers and directors.

General: This letter, along with the other aforementioned employment-related agreements and any stock option agreements between you and the company issued in connection with prior stock option grants, set forth the terms of your employment with the Company and supersede in their entirety any and all prior agreements and understandings concerning your promotion and your continued employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by an authorized representative of the Company and by you.

Governing Law: This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

Severability: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

To indicate your acceptance of the terms of your promotion, please sign and date this letter in the space provided below and return it to Human Resources. A duplicate original is enclosed for your records.

Jaime, congratulations again on your promotion. We sincerely feel that your promotion can provide you with the opportunity to achieve rewarding results for both you and the Company, and we look forward to your contributions.

Jaime Reloj

October 25, 2002

Sincerely,

/s/ PAUL ENGLE
Paul Engle President and CEO

Accepted:	/s/ JAIME RELOJ	Date:	10-25-02

Enclosures

Duplicate Promotion Letter